Friedlob Sanderson Paulson & Tourtillott, LLC
                          1400 Glenarm Place, Suite 300
                           Denver, Colorado 80202-5099

                                 April 27, 2000

Enercorp, Inc.
7001 Orchard Lake Road
Suite 424
West Bloomfield, Michigan 48322

      Re:   Registration Statement on Form S-3
            Opinion of Counsel

Gentlemen:

      As counsel for Enercorp, Inc., a Colorado corporation (the "Corporation"), we have examined the Articles of Incorporation, as amended, the Bylaws and minutes of the Corporation and such other corporate records, documents, certificates and other instruments as, in our judgment, we deemed relevant for the purposes of this opinion. We have also, as such counsel, examined the Corporation's Registration Statement on Form S-3, Commission File No. 333-89627, as amended to date (the "Registration Statement"), covering the resale by certain selling securityholders named in the Registration Statement (the "selling securityholders") of shares of the Corporation's Common Stock, no par value per share (the "Common Stock") included in the Registration Statement.

      Based upon the foregoing, we are of the opinion that the Common Stock to be sold by the selling securityholders constitutes legally issued, fully paid and nonassessable shares of Common Stock.

      We know that we are referred to under the caption "Legal Matters" included in the Prospectus forming a part of the Registration Statement. We hereby consent to such use of our name in the Registration Statement and to the filing of this opinion as Exhibit 5.1 thereto. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

                                        Very truly yours,

                                        Friedlob Sanderson Paulson & Tourtillott